As filed with the Securities and Exchange Commission on August 5, 2010.

Registration No. 333-159092	Registration No. 333-145285
Registration No. 333-138550	Registration No. 333-138549
Registration No. 333-127043	Registration No. 333-118537
Registration No. 333-63360	Registration No. 333-41810
Registration No. 333-95079	Registration No. 333-85637
Registration No. 333-83271	Registration No. 333-56547
Registration No. 333-34881	Registration No. 333-21935
Registration No. 333-2182	Registration No. 33-94638
Registration No. 33-89334	Registration No. 33-89280
Registration No. 33-85136	Registration No. 33-81692
Registration No. 33-77860	Registration No. 33-66180
Registration No. 33-52500	Registration No. 33-49754
Registration No. 33-43849	Registration No. 33-42279

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-159092

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-145285

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-138550

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-138549

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-127043

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-118537

Post-Effective Amendment No. 2 To Form S-8 Registration No. 333-63360

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-41810

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-95079

Post-Effective Amendment No. 2 To Form S-8 Registration No. 333-85637

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-83271

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-56547

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-34881

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-21935

Post-Effective Amendment No. 1 To Form S-8 Registration No. 333-2182

Post-Effective Amendment No. 2 To Form S-8 Registration No. 33-94638

Post-Effective Amendment No. 1 To Form S-8 Registration No. 33-89334

Post-Effective Amendment No. 1 To Form S-8 Registration No. 33-89280

Post-Effective Amendment No. 1 To Form S-8 Registration No. 33-85136

Post-Effective Amendment No. 1 To Form S-8 Registration No. 33-81692

Post-Effective Amendment No. 1 To Form S-8 Registration No. 33-77860

Post-Effective Amendment No. 1 To Form S-8 Registration No. 33-66180

Post-Effective Amendment No. 1 To Form S-8 Registration No. 33-52500

Post-Effective Amendment No. 1 To Form S-8 Registration No. 33-49754

Post-Effective Amendment No. 1 To Form S-8 Registration No. 33-43849

Post-Effective Amendment No. 1 To Form S-8 Registration No. 33-42279

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SYBASE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2951005
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Sybase Drive

Dublin, California 94568

(Address and telephone number of Registrant’s principal executive offices)

AMENDED AND RESTATED 2003 STOCK PLAN

2001 DIRECTOR OPTION PLAN

1999 NONSTATUTORY STOCK PLAN

1996 STOCK PLAN, AS AMENDED

1992 DIRECTOR STOCK OPTION PLAN

AMENDED AND RESTATED 1991 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED 1991 FOREIGN SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN

1988 STOCK OPTION PLAN

RESTRICTED STOCK PURCHASE PLAN

MOBILE 365, INC. 2004 EQUITY INCENTIVE PLAN

INPHOMATCH, INC. 2000 EQUITY INCENTIVE PLAN

MOBILEWAY, INC. 2000 STOCK OPTION PLAN

NEW ERA OF NETWORKS, INC. AMENDED AND RESTATED 1995 STOCK OPTION PLAN

NEW ERA OF NETWORKS, INC. AMENDED AND RESTATED 1997 DIRECTOR OPTION PLAN

NEW ERA OF NETWORKS, INC. 1998 NONSTATUTORY STOCK OPTION PLAN

CENTURY ANALYSIS INC. 1996 EQUITY INCENTIVE PLAN

CONVOY CORPORATION 1997 STOCK OPTION PLAN

MICROSCRIPT, INC. 1997 STOCK OPTION PLAN

HOME FINANCIAL NETWORK, INC. 1995 STOCK PLAN

VISUALTOOLS, INC. 1993 STOCK OPTION PLAN

POWERSOFT 1984 INCENTIVE STOCK OPTION PLAN

POWERSOFT 1994 AMENDED AND RESTATED INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

POWERSOFT 1994 AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

LETTER AGREEMENT BETWEEN POWERSOFT CORPORATION AND WILLIAM P. MILLER DATED APRIL 5, 1991

COMPLEX ARCHITECTURES, INC. STOCK OPTION PLAN

LETTER AGREEMENT DATED FEBRUARY 25, 1994 BETWEEN COMPLEX ARCHITECTURES, INC. AND FRANK A. SOLA

EXPRESSWAY TECHNOLOGIES CORPORATION 1987 STOCK PLAN

MICRO DECISIONWARE, INC. STOCK OPTION PLAN

GAIN TECHNOLOGY, INC. 1990 STOCK OPTION PLAN AND EMPLOYEE STOCK PURCHASE AGREEMENT

(Full title of the plans)

Daniel R. Carl

Vice President, General Counsel and Secretary

SYBASE, INC.

One Sybase Drive

Dublin, California 94568

(925) 236-5000

(Name, address and telephone number of agent for service)

Copies to:

Michael J. Kennedy

Michael S. Dorf

Shearman & Sterling LLP

525 Market Street, Suite 1500

San Francisco, CA 94105

(415) 616-1100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY STATEMENT

This Post-Effective Amendment (the “Amendment”) relates to the following Registration Statements on Form S-8, including all post-effective amendments thereto (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

Registration Statement 333-159092 registering 5,014,639 shares of common stock, par value $0.001 per share (the “Common Stock”), of Sybase, Inc. (the “Company”) for the Sybase, Inc. Amended and Restated 2003 Stock Plan. The shares are accompanied by associated preferred share purchase rights under the Preferred Share Rights Agreement dated as of July 31, 2002 between the Company and American Stock Transfer and Trust Co., as amended (the “Rights”), which Rights are also included in Registration Statement 333-159092.

Registration Statement 333-145285 registering 4,042,140 shares of Common Stock for the Sybase, Inc. Amended and Restated 2003 Stock Plan. The shares are accompanied by Rights, which Rights are also included in Registration Statement 333-145285.

Registration Statement 333-138550 registering 483,653 shares of Common Stock for the Sybase, Inc. Amended and Restated 2003 Stock Plan. The shares are accompanied by Rights, which Rights are also included in Registration Statement 333-138550.

Registration Statement 333-138549 registering 911,820 shares of Common Stock for the Mobile 365, Inc. 2004 Equity Incentive Plan, the InphoMatch, Inc. 2000 Equity Incentive Plan and the MobileWay, Inc. 2000 Stock Option Plan. The shares are accompanied by Rights, which Rights are also included in Registration Statement 333-138549.

Registration Statement 333-127043 registering 5,647,318 shares of Common Stock for the Sybase, Inc. Amended and Restated 2003 Stock Plan, the Sybase, Inc. Amended and Restated 1991 Employee Stock Purchase Plan and the Sybase, Inc. Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan.

Registration Statement 333-118537 registering 7,892,096 shares of Common Stock for the Sybase, Inc. 1999 Nonstatutory Stock Plan and the Sybase, Inc. Amended and Restated 2003 Stock Plan.

Registration Statement 333-63360 registering 5,259,647 shares of Common Stock for the Sybase, Inc. 1996 Stock Plan, as amended, the Sybase, Inc. 2001 Director Option Plan, the New Era of Networks, Inc. Amended and Restated 1995 Stock Option Plan, the New Era of Networks, Inc. Amended and Restated 1997 Director Option Plan, the New Era of Networks, Inc. 1998 Nonstatutory Stock Option Plan, the Century Analysis Inc. 1996 Equity Incentive Plan, the Convoy Corporation 1997 Stock Option Plan and the Microscript, Inc. 1997 Stock Option Plan.

Registration Statement 333-41810 registering 5,000,000 shares of Common Stock for the Sybase, Inc. 1996 Stock Plan, the Sybase, Inc. Amended and Restated 1991 Employee Stock Purchase Plan and the Sybase, Inc. Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan.

Registration Statement 333-95079 registering 1,150,000 shares of Common Stock for the Home Financial Network, Inc. 1995 Stock Plan.

Registration Statement 333-85637 registering 3,444,255 shares of Common Stock for the Sybase, Inc. 1999 Nonstatutory Stock Plan.

Registration Statement 333-83271 registering 4,100,000 shares of Common Stock for the Sybase, Inc. 1996 Stock Plan, the Sybase, Inc. Amended and Restated 1991 Employee Stock Purchase Plan and the Sybase, Inc. Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan.

Registration Statement 333-56547 registering 4,000,000 shares of Common Stock for the Sybase, Inc. 1996 Stock Plan, the Sybase, Inc. Amended and Restated 1991 Employee Stock Purchase Plan and the Sybase, Inc. Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan.

Registration Statement 333-34881 registering 3,750,000 shares of Common Stock for the Sybase Inc. 1996 Stock Plan, the Sybase, Inc. Amended and Restated 1991 Employee Stock Purchase Plan and the Sybase, Inc. Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan.

Registration Statement 333-21935 registering 3,277,000 shares of Common Stock for the Sybase, Inc. 1996 Stock Plan and the Sybase, Inc. 1992 Director Stock Option Plan.

Registration Statement 333-2182 registering 135,496 shares of Common Stock for the VisualTools, Inc. 1993 Stock Option Plan.

Registration Statement 33-94638 registering 4,730,480 shares of Common Stock for the Sybase, Inc. 1988 Stock Option Plan, the Sybase, Inc. Amended and Restated 1991 Employee Stock Purchase Plan and the Sybase, Inc. Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan.

Registration Statement 33-89334 registering 2,908,995 shares of Common Stock for the Powersoft 1984 Incentive Stock Option Plan, the Powersoft 1994 Amended and Restated Incentive and Non-Qualified Stock Option Plan, the Powersoft 1994 Amended and Restated Employee Stock Purchase Plan and the Letter Agreement Between Powersoft Corporation and William P. Miller Dated April 5, 1991.

Registration Statement 33-89280 registering 37,257 shares of Common Stock for the Complex Architectures, Inc. Stock Option Plan and the Letter Agreement Dated February 25, 1994 Between Complex Architectures, Inc. and Frank A. Sola.

Registration Statement 33-85136 registering 71,749 shares of Common Stock for the Expressway Technologies Corporation 1987 Stock Plan.

Registration Statement 33-81692 registering 1,500,000 shares of Common Stock for the Sybase, Inc. Amended and Restated 1991 Employee Stock Purchase Plan and the Sybase, Inc. Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan.

Registration Statement 33-77860 registering 66,452 shares of Common Stock for the Micro Decisionware, Inc. Stock Option Plan.

Registration Statement 33-66180 registering 3,150,000 shares of Common Stock for the Sybase, Inc. 1988 Stock Option Plan, the Sybase, Inc. 1992 Director Stock Option Plan, the Sybase, Inc. Amended and Restated 1991 Employee Stock Purchase Plan and the Sybase, Inc. Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan.

Registration Statement 33-52500 registering 948,254 shares of Common Stock for the Gain Technology, Inc. 1990 Stock Option Plan and Employee Stock Purchase Agreement.

Registration Statement 33-49754 registering 1,100,000 shares of Common Stock for the Sybase, Inc. 1988 Stock Option Plan and the Sybase, Inc. 1992 Director Stock Option Plan.

Registration Statement 33-43849 registering 3,703,045 shares of Common Stock for the Restricted Stock Purchase Plan and the Sybase, Inc. 1988 Stock Option Plan.

Registration Statement 33-42279 registering 500,000 shares of Common Stock for the Sybase, Inc. Amended and Restated 1991 Employee Stock Purchase Plan and the Sybase, Inc. Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan.

On July 29, 2010, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 12, 2010 among SAP America, Inc. (“SAP”), Sheffield Acquisition Corp. (“Sheffield”), a wholly owned subsidiary of SAP, and the Company, Sheffield merged with and into the Company, with the Company surviving as a wholly owned subsidiary of SAP (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

PART II

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, U.S.A. on August 5, 2010.

SYBASE, INC.

By:	/s/ Daniel R. Carl
Name:	Daniel R. Carl
Title:	Vice President, General Counsel and Secretary